Exhibit 99.1
Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX RAISES QUARTERLY DIVIDEND $0.03 PER DILUTED SHARE

SAN JOSE, CA, March 5, 2013-- Xilinx, Inc. (Nasdaq: XLNX) today announced that its Board of Directors declared a quarterly cash dividend of $0.25 per outstanding share of common stock, an increase from the dividend of $0.22 per outstanding share of common stock paid in each of the immediately preceding four quarters. The quarterly dividend will be payable on June 5, 2013 to all stockholders of record at the close of business on May 15, 2013. “This is the eighth time Xilinx has increased the quarterly dividend since we initiated the program in 2004, demonstrating our continued commitment to shareholder value,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including customer acceptance of our new products, current global economic conditions, the health of our customers and the end markets in which they participate, our ability to consistently generate healthy cash flows and other risk factors listed in our most recent Forms 10-K and 10-Q.

About Xilinx

Xilinx develops All Programmable technologies and devices, beyond hardware to software, digital to analog, and single to multiple die in 3D ICs.  These industry leading devices are coupled with a next-generation design environment and IP to serve a broad range of customer needs, from programmable logic to programmable systems integration.  For more information visit www.xilinx.com.

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